Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 20, 2025, is entered into by and among (i) Nordstrom, Inc., a Washington corporation (the “Company”), (ii) Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as Trustee (as defined below) under the Indenture (as defined below) and (iii) for purposes of accepting the appointment as collateral agent, Wilmington Savings Fund Society, FSB, as Notes Collateral Agent (as defined below).

RECITALS

WHEREAS, the Company entered into that certain Indenture, dated as of March 11, 1998 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), with Norwest Bank Colorado, National Association (subsequently assigned to Computershare Trust Company, N.A.), as trustee (in such capacity, together with any successor or replacement trustee, the “Trustee”);

WHEREAS, the Company has previously issued various debentures pursuant to the Indenture, including 6.95% senior debentures due 2028 (the “Notes”);

WHEREAS, on the date hereof, the Company merged with and into Navy Acquisition Co. Inc. (“Acquisition Sub”), a Washington corporation and wholly owned subsidiary of Nordstrom Holdings, Inc. (“Parent”), pursuant to that certain Merger Agreement, dated December 22, 2024, by and among the Company, Parent and Acquisition Sub, in a going private transaction, with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, concurrently with the closing of the Merger, the Company, as the lead borrower, entered into that certain Credit Agreement with Wells Fargo Bank, National Association, as agent, letter of credit issuer and swing line lender, the lenders from time to time party thereto, Parent and the subsidiary guarantors from time to time party thereto (the “Credit Agreement”), which provides for a senior secured asset-based credit facility in an aggregate principal amount of $1,200 million (the “ABL Facility”), the obligations under which are secured by substantially all assets of the borrower and the subsidiary guarantors other than real property, subject to certain exclusions and exceptions;

WHEREAS, in connection with the closing of the Merger and entry into the Credit Agreement, the Company desires to provide Holders of the Notes with the Notes Guaranty (as defined below) and a security interest in and to the Collateral (as defined below) immediately following the effective time of the Merger pursuant to Section 1005 of the Indenture;

WHEREAS, the Trustee, on behalf of Holders of the Notes, intends to appoint Wilmington Savings Fund Society, FSB as collateral agent for the benefit of Holders of the Notes concurrently with entry into this First Supplemental Indenture to execute, deliver and perform its obligations under the Notes Guaranty, the Notes Security Agreement (as defined below) and the ABL Intercreditor Agreement (as defined below) and any other agreement, instrument, release or document contemplated therein or otherwise in connection therewith from time to time (collectively, the “Notes Documents”);

WHEREAS, in order to provide a guaranty with respect to the Notes, Nordstrom Card Services, Inc. (“Card Services”), a Delaware corporation and wholly owned subsidiary of the Company, and NIHC, Inc. (“NIHC”), a Colorado corporation and wholly owned subsidiary of the Company (Card Services and NIHC, together, the “Guarantors” and, each individually, a “Guarantor”) are concurrently entering into that certain Notes Guaranty Agreement, dated as of the date hereof, on a joint and several basis, in favor of the Notes Collateral Agent for the benefit of Holders of the Notes (such Notes Guaranty Agreement, in the form attached hereto as Exhibit A and as amended, restated, supplemented or otherwise modified from time to time, the “Notes Guaranty”);

WHEREAS, in connection with entry into the Notes Guaranty, the Company and the Guarantors are concurrently entering into that certain Notes Security Agreement, dated as of the date hereof, in favor of the Notes Collateral Agent for the benefit of Holders of the Notes, providing for a continuing security interest in and to certain property of the Company and the Guarantors, wherever located, and whether now existing or hereafter arising or acquired from time to time (as further described in the Notes Security Agreement, the “Collateral”) in order to secure the prompt and complete payment, observance and performance of, among other things, the Notes (such Notes Security Agreement, in the form attached hereto as Exhibit B and as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Notes Security Agreement”);

WHEREAS, the Notes Collateral Agent, and Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent, inter alios, are concurrently entering into an ABL Intercreditor Agreement, dated as of the date hereof (such ABL Intercreditor Agreement, in the form attached hereto as Exhibit C and as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), that governs the relative rights and priorities of the ABL Secured Parties (as defined therein) and the Notes Collateral Agent (on behalf of the First Lien Notes Secured Parties (as defined therein)) in respect of the Collateral and with respect to certain other matters as described therein;

WHEREAS, the Company and Wilmington Savings Fund Society, FSB, as information agent (the “Information Agent”), are concurrently entering into that certain Information Agency Agreement, dated as of the date hereof (the “Information Agency Agreement”), pursuant to which the Information Agent shall maintain and operate a platform where the above referenced agreements and certain quarterly financial information of the Company shall be posted in electronic format for the benefit of Holders who receive platform access following registration with the Company;

WHEREAS, this First Supplemental Indenture is not expected to result in a material modification of the Notes for Foreign Account Tax Compliance Act (FATCA) purposes;

WHEREAS, Section 901 of the Indenture provides that the Company and the Trustee are authorized to execute and deliver indentures supplemental to the Indenture without the consent of Holders of the Notes to provide a guaranty with respect to the Notes and to secure the Notes; and

WHEREAS, the Company hereby requests that the Trustee join in the execution and delivery of this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of Holders of the Notes as follows:

1.                   DEFINITIONS IN FIRST SUPPLEMENTAL INDENTURE. All terms contained in this First Supplemental Indenture that are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture, unless the context otherwise specifies or requires.

2.                   APPOINTMENT OF NOTES COLLATERAL AGENT. The Trustee, on behalf of Holders of the Notes, hereby irrevocably appoints Wilmington Savings Fund Society, FSB (the “Notes Collateral Agent”) as collateral agent for the benefit of Holders of the Notes. The Notes Collateral Agent accepts such appointment and the Trustee authorizes and directs the Notes Collateral Agent to execute, deliver and perform its obligations under the Notes Documents. The Trustee hereby further acknowledges and agrees to the appointment and authorization of the Notes Collateral Agent to act as the agent of it and the Holders for purposes of acquiring, holding and enforcing (a) any and all liens on Collateral granted pursuant to the Notes Security Agreement and (b) any and all guarantees provided pursuant to the Notes Guaranty, in each case, together with such powers and discretion as are reasonably incidental thereto, including, without limitation, related to the release of the Collateral or Guarantors, as applicable, and the exercise of remedies, in accordance with the terms of the Notes Documents. The Trustee further acknowledges and agrees that the Notes Collateral Agent shall have the sole and exclusive right to institute actions and proceedings against a Guarantor pursuant to the Notes Guaranty or a Grantor under the Notes Security Agreement, in each case, for the benefit of Holders of the Notes and the other Guaranteed Parties (as defined in the Notes Guaranty) or other Secured Parties (as defined in the Notes Guaranty), as applicable. The Notes Collateral Agent shall be entitled to all of the rights, privileges, immunities and exculpations under the Indenture as that afforded to the Trustee pursuant to Article 6 thereof. It is understood that the Trustee is appointing the Notes Collateral Agent on behalf of the Holders of the Notes in order to secure the Notes as permitted under Section 901 of the Indenture. The Trustee shall have no liability for the Notes Collateral Agent’s compliance with the Notes Documents or the terms, statements and obligations set forth in the Notes Documents.

The Notes Collateral Agent shall, subject to the terms hereof, act pursuant to the instructions of the Trustee with respect to the Notes Documents. The Notes Collateral Agent shall have no discretion under the Indenture or the Notes Documents and shall not be required to make or give any determination, consent, approval, request or direction without the direction of the Trustee; notwithstanding the foregoing, to the extent that the Note Documents expressly require that the Notes Collateral Agent execute, deliver or enter into any document or otherwise take any action following the occurrence of any event or upon the request of either the ABL Agent (as defined in the Intercreditor Agreement) or the Company, the Notes Collateral Agent shall not be required to seek further direction from the Trustee in connection therewith. Notwithstanding anything to the contrary herein, it is understood that the Trustee shall only provide direction to the Notes Collateral Agent upon direction from the Holders of the Notes pursuant to the Indenture. Absent any such direction from the Holders of the Notes, the Trustee shall have no obligation to direct the Notes Collateral Agent. The Trustee shall not be responsible for the actions or inactions of the Notes Collateral Agent in connection with this First Supplemental Indenture, Notes Security Agreement or any other Notes Document.

The Trustee shall notify the Notes Collateral Agent reasonably promptly following certain occurrences, including, without limitation, (i) receipt of written notice of any Event of Default under the Indenture, (ii) transmittal by mail of any notice of default under the Indenture , (iii) acknowledgement of satisfaction and discharge of the Indenture, and (iv) receipt of written consent to release the Notes Guaranty or any and all liens on Collateral granted pursuant to the Notes Security Agreement, in each case, signed by the majority in the principal amount of the Notes of the Company outstanding under the Indenture and the Indenture, dated as of December 3, 2007, with Wells Fargo Bank, National Association (subsequently assigned to Computershare Trust Company, N.A.), as trustee. The Trustee shall provide any information reasonably requested by the Notes Collateral Agent from time to time, including, without limitation, details regarding all amounts owing or due under the terms of the Notes and the Indenture if and when requested by the Notes Collateral Agent.

After the occurrence of an Event of Default, subject to the provisions of the Intercreditor Agreement, the Trustee (upon receipt of written direction from the Holders) may direct the Notes Collateral Agent in connection with any action required or permitted by the Indenture and the Notes Documents. Neither the Trustee nor the Notes Collateral Agent shall have any obligation to exercise any of the rights or powers vested in it by the Indenture or the Notes Documents at the request or direction of any of Holders unless such Holders have offered and provided to the Trustee and the Notes Collateral Agent indemnity and/or security satisfactory to each of the Trustee and the Notes Collateral Agent against their respective losses, liabilities, costs, damages, claims, fees and expenses that might be incurred by each of the Trustee and the Notes Collateral Agent in compliance with such request or direction.

3.                   ACKNOWLEDGEMENT OF GUARANTY. The Trustee hereby acknowledges the granting of the guaranty by the Guarantors with respect to the Notes in favor of the Notes Collateral Agent for the benefit of Holders and the other Guaranteed Parties (as defined in the Notes Security Agreement) pursuant to the Notes Guaranty, to guaranty the payment of principal and interest and all other amounts due and owing pursuant to the terms of the Notes, the Indenture and the Notes Documents in accordance with the terms of the Note Guaranty Agreement.

4.                   ACKNOWLEDGMENT OF LIENS. The Trustee hereby acknowledges the granting of the liens on the Collateral to the Notes Collateral Agent for the benefit of the Trustee, the Notes Collateral Agent and the Holders pursuant to the Notes Security Agreement pursuant to Section 1005 of the Indenture, to secure the payment of principal and interest and all other amounts due and owing pursuant to the terms of the Notes, the Indenture, the Notes Security Agreement or any other Notes Documents, in accordance with the terms of the Notes Security Agreement.

5.                   RELATED AMENDMENTS. In connection with the provision of the Notes Guaranty and a security interest in and to the Collateral to the Notes Collateral Agent for the benefit of Holders of the Notes, Section 506, clause FIRST of the Indenture shall be amended to include the amounts payable to the Notes Collateral Agent and any provision in Section 503 referring to amounts due to, or claims of, the Trustee shall be amended to include amounts due to and claims of the Notes Collateral Agent.

6.                   BREACH OF OR NONCOMPLIANCE WITH OTHER AGREEMENTS. Notwithstanding anything to the contrary in this First Supplemental Indenture or the Indenture, remedies for any breach of or noncompliance with the Notes Guaranty and/or the Notes Security Agreement shall be governed solely by the terms of such agreement and shall in no event constitute a default or an Event of Default under the Indenture. For the avoidance of doubt, nothing in this First Supplemental Indenture, the Notes Guaranty or the Notes Security Agreement shall be construed to constitute a new covenant in favor of Holders of the Notes under the Indenture.

7.                   EXPENSES, DISBURSEMENTS AND ADVANCES. For the avoidance of doubt, consistent with Section 607 of the Indenture, the Company shall reimburse (a) the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with the provisions of this First Supplemental Indenture and (b) the Notes Collateral Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with the provisions of this First Supplemental Indenture.

8.                   EFFECTIVENESS OF THIS SUPPLEMENTAL INDENTURE. This First Supplemental Indenture shall become effective upon execution of counterparts hereof by each of the Company and the Trustee and the receipt by the Trustee of an Opinion of Counsel and an Officers’ Certificate consistent with Section 102 of the Indenture.

9.                   RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

10.                 GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE.

11.                 NOTES COLLATERAL AGENT. The Notes Collateral Agent may resign or be removed and a successor appointed in accordance with the provisions of Section 610 of the Indenture, as if references to the Trustee in such Section were references to the Notes Collateral Agent or with the provisions of Sections 9.1 and 9.5 of the Notes Security Agreement. If the Notes Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Notes Collateral Agent.

12.                 TRUSTEE. The Trustee and the Notes Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee and the Notes Collateral Agent shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

13.                 COUNTERPARTS, ORIGINALS AND E-SIGNATURES. This First Supplemental Indenture may be executed by one or more of the parties to this First Supplemental Indenture on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any documents to be delivered pursuant to this First Supplemental Indenture and any notices hereunder may be transmitted by facsimile or electronic format (e.g., “.pdf” or “.tif”) transmission and shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this First Supplemental Indenture or any agreement entered into in connection herewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act (e.g., DocuSign). Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

14.                 SUCCESSORS AND ASSIGNS. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

15.                  SEVERABILITY. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.                  EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

NORDSTROM, INC.

By:	/s/ Erik B. Nordstrom
	Name:	Erik B. Nordstrom
	Title:	Co-Chief Executive Officer and Assistant Treasurer

COMPUTERSHARE TRUST COMPANY, N.A.
as Trustee

By:	/s/ Scott Little
Name: Scott Little
Title: Vice President

ACCEPTED BY:

WILMINGTON SAVINGS FUND SOCIETY, FSB
as Notes Collateral Agent

By:	/s/ Lizbet Hinojosa
	Name:	Lizbet Hinojosa
	Title:	Vice President